Exhibit 99.1

       LNB Bancorp, Inc. Reports 2006 Fourth Quarter and Year End Results

     -- Record Loans, Assets, Deposits Levels Reached in 2006

     -- Positive Developments in Expansion Strategy

     -- Focus Continues on Effective Asset Quality Management

     LORAIN, Ohio--(BUSINESS WIRE)--Jan. 30, 2007--LNB Bancorp, Inc. (NASDAQ:LNBB), today reported financial results for its fourth quarter and full year ended December 31, 2006.

     Net income for the fourth quarter of 2006 totaled $918,000 compared to $1,833,000 for the fourth quarter of 2005. Diluted net income per share for the fourth quarter of 2006 was $0.14 versus $0.28 for the same period in 2005. For the full year ended December 31, 2006, the Company reported net income of $5,424,000, compared with $6,413,000 in 2005. Diluted earnings per share in 2006 were $.84 as compared to $.97 in 2005.

     "We had many strong positives to the past year with record assets, loans and deposits and important strategic investments in Lorain County and surrounding markets," said Daniel E. Klimas, president and chief executive officer of LNB Bancorp. "It is disappointing that margin pressures and asset quality issues negatively impacted our overall performance.

     "Returning to a strong asset quality basis is of the utmost importance as we look at 2007 and we will aggressively pursue resolution to this important issue," said Klimas. "The local economic weakness that we reported in the third quarter report, continued into the fourth quarter. This weakness is most pronounced in our residential and commercial real estate development portfolio, and resulted in a sizable increase in our nonperforming loans and in potential problem loans, despite the fact that our net charge-offs in 2006 were the lowest since 2002. While we are confident in our ability to manage through this environment, it was prudent to add substantially to our allowance for loan losses in the third and fourth quarters."

     Looking at 2006, Klimas said, "We are particularly encouraged by the successful rollout of our expansion strategy which included strengthening our Lorain County presence as well as expanding into attractive markets in nearby counties. In 2006, we opened a new branch in North Ridgeville and early this month we opened another in southern Elyria. Both offices are located in high growth areas of the county. We also opened a business development office in Cuyahoga County which serves small and medium-sized businesses throughout the region."

     On January 16, 2007, LNB Bancorp announced that it had signed a definitive agreement with Morgan Bancorp, Inc. of Hudson, Ohio for a merger transaction in which LNB Bancorp is to acquire Morgan and its wholly-owned subsidiary, Morgan Bank, N.A. Completion of the merger is anticipated in the third quarter of 2007, pending certain regulatory and Morgan shareholder approvals. Morgan Bank, which has assets of about $129 million, operates from one branch location in Hudson, a strategically-located, affluent community.

     "Both LNB and Morgan share the same commitment to a strong community bank culture and complementary product strengths. We believe we can export many of the product and business capabilities we each have to help the merged company grow and prosper in the future. Further, this merger will greatly enhance those expansion initiatives, while providing top line growth and better leveraging of our expense base," said Klimas. The transaction is expected to be accretive to earnings in the first full year of operation.

     Fourth Quarter Review

     Net interest income was $6,888,000 in the fourth quarter of 2006, compared with $7,671,000 in the same period a year before. This decrease was primarily due to margin pressures. The net interest margin in the fourth quarter of 2006 was 3.63 percent, compared with 4.06 percent in the fourth quarter of 2005.

     Noninterest income was $2,800,000 for the three months ended December 31, 2006, a 27 percent increase compared with $2,203,000 in the same period in 2005. Investment and trust services and deposit service charges were improved totaling $542,000 and $1,199,000, respectively, in the quarter as compared to $313,000 and $1,107,000 in the fourth quarter of 2005. Improved income on investment in life insurance also contributed to this result. In the fourth quarter of 2006 the Company also recognized a gain on the sale of its Westlake loan production office, which totaled $231,000. The Westlake operation has been relocated to a leased facility in nearby Avon, Ohio.

     The Company continues to show steady progress in managing expenses. For the fourth quarter of 2006, noninterest expense was $7,306,000 compared to $7,360,000 in the same period of 2005. Third party services, marketing and telecommunications all were substantially lower. These improvements were somewhat offset by increased salaries, equipment and occupancy related to the expansion into Cuyahoga County and the new Lorain County offices. Also impacting the fourth quarter was increased costs to manage the higher level of other real estate.

     Net charge-offs for the fourth-quarter of 2006 were $369,000 compared to $1,418,000 in the same period of 2005. Included in the fourth quarter 2005 results were charge-offs of $1,173,000 associated with the sale of four loan relationships. The provision for loan losses was $1,365,000 in the fourth quarter of 2006 as compared to $600,000 in the third quarter of 2006 and compared with $150,000 for the same period of 2005. The increase in the provision for loan losses in the third and fourth quarters of 2006 reflect the trends in the problem loan and potential problem loan portfolios to a greater extent than the current trends in actual charge-offs.

     Full year 2006 Review

     Net interest income decreased 4.7 percent in 2006 as compared with the same period a year ago. The net interest margin for 2006 was 3.74 percent--down 32 basis points from 4.06 percent in 2005. The flat yield curve, combined with a shift in deposit mix from non-interest bearing and savings accounts to money market accounts and time deposits contributed greatly to this decline. The competition for loans and deposits in the market also adversely impacted interest income and the net interest margin. Partially offsetting these factors was 3.3 percent growth in average earning assets.

     Noninterest income was $9,751,000 for the 12 months ended December 31, 2006, compared with $10,377,000 for 2005. Included in the 2005 results was $959,000 in mortgage revenue from LNB Mortgage, LLC which was closed at year-end 2005. In 2006 investment and trust services and deposit service charges were up
7.2 percent and 7.4 percent, respectively, over the 2005. Also contributing were ATM and merchant fees and income from investment in life insurance which were up
4.6 percent and 23.2 percent, respectively, over the prior year.

     Noninterest expense was $28,985,000 in 2006 as compared to $30,267,000 in 2005, a decrease of $1,282,000, or 4.4 percent. Most expenses declined in 2006 as compared to 2005. The exceptions were modest increases in net occupancy, Ohio franchise tax, other real estate expense and marketing and public relations.

     Nonperforming loans increased to $12.8 million at December 31, 2006, compared with $6.5 million at December 31, 2005, and from $7.0 million at September 30, 2006. The nonperforming loans have either been charged down to conservative collateral levels or have specific loan loss allocations established. In addition to this activity the level of potential problem loans increased to $22.1 million from $14.4 million at December 31, 2005 and is now at approximately the same level as December 31, 2004. Net charge-offs for full-year 2006 were $1,602,000, compared to $2,012,000 in 2005. In 2006, net charge-offs were .27 percent of average loans, compared with 0.34 percent in 2005.

     As a result of the nonperforming loan and potential problem loan trends, the provision for loan losses totaled $2,280,000 in 2006 versus $1,248,000 in 2005. The Company's allowance for loan losses at December 31, 2006, was $7,300,000 as compared with $6,622,000 on December 31, 2005. The ratio of the allowance for loan losses to nonperforming loans was 57 percent on December 31, 2006, a decrease from 102 percent at the end of last year.

     Total loans at year-end were $628.3 million as compared to $588.4 million at year-end 2005. This was a 6.8 percent increase and reflects growth in commercial, mortgage and consumer lending.

     Total average assets increased to $819.6 million in 2006 compared with $793.3 million in 2005. Total average loans were $601.1 million in 2006 versus $584.8 million in 2005. Average total deposits for 2006 were $679.8 million versus $635.8 million in 2005. Average shareholders' equity for 2006 was $68.7 million versus $70.4 million in 2005.

     "We will focus on a commitment to effectively manage asset quality in this difficult economic environment and take prudent steps to proactively reserve for these issues. At the same time we will continue to pursue our strategy of growing our businesses and markets and positioning the company for solid performance in the future," Klimas said.

     About LNB Bancorp, Inc.

     LNB Bancorp, Inc. is an $851.1 million financial holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. Lorain National Bank serves customers through 22 retail-banking locations and 26 ATMs in Lorain, eastern Erie and western Cuyahoga counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

     This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar expressions, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations, as well as the risks and uncertainties described from time to time in LNB Bancorp's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.

     Additional Information About the Merger and Where to Find It

     LNB and Morgan will be filing relevant documents concerning the transaction with the Securities and Exchange Commission, including a registration statement on Form S-4 which will include a proxy statement/prospectus. Shareholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about LNB and Morgan, at the Securities and Exchange Commission's internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052, Attention: Investor Relations, (440) 244-7185, or Morgan Bancorp, Inc., 178 West Streetsboro Street, Hudson, Ohio 44236. The final proxy statement/prospectus will be mailed to shareholders of Morgan.

     Shareholders are urged to read the proxy statement/prospectus, and other relevant documents filed with the Securities and Exchange Commission regarding the proposed transaction when they become available, because they will contain important information.

     The directors and executive officers of LNB and Morgan and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding LNB's directors and executive officers is available in its proxy statement filed with the SEC on March 17, 2006. Information regarding Morgan's directors and executive officers and other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.


                     CONSOLIDATED BALANCE SHEETS
                                                At December 31,
                                         -----------------------------
                                              2006           2005
                                         --------------- -------------
                                         (Dollars in thousands except
                                                 share amounts)
                                ASSETS
Cash and due from Banks                         $29,122       $23,923
Federal funds sold and short-term
 investments                                          -             -
Securities:
   Available for sale, at fair value            155,810       151,629
   Federal Home Loan Bank and Federal
    Reserve Stock                                 3,248         3,645
                                         --------------- -------------
Total securities                                159,058       155,274
                                         --------------- -------------
Loans:
   Loans held for sale                                -         2,586
   Portfolio loans                              628,333       588,425
   Allowance for loan losses                     (7,300)       (6,622)
                                         --------------- -------------
Net loans                                       621,033       584,389
                                         --------------- -------------
Bank premises and equipment, net                 12,599        10,833
Other real estate owned                           1,289           432
Bank owned life insurance                        14,755        13,935
Goodwill and intangible assets, net               3,157         3,321
Accrued interest receivable                       3,939         3,053
Other assets                                      6,146         5,961
                                         --------------- -------------
Total Assets                                   $851,098      $801,121
                                         =============== =============

                             LIABILITIES
Deposits
   Demand and other noninterest-bearing         $91,216       $87,597
   Savings, money market and interest-
    bearing demand                              278,401       265,831
   Certificates of deposit                      347,644       286,788
                                         --------------- -------------
Total deposits                                  717,261       640,216
                                         --------------- -------------
Short-term borrowings                            22,163        32,616
Federal Home Loan Bank advances                  35,086        53,896
Accrued interest payable                          3,698         2,126
Accrued taxes, expenses and other
 liabilities                                      4,193         3,861
                                         --------------- -------------
Total Liabilities                               782,401       732,715
                                         =============== =============
Shareholders' Equity
  Common stock, par value $1 per share,
   authorized 15,000,000 shares, issued
   6,771,867 shares at December 31, 2006
   and 2005                                       6,772         6,772
  Additional paid-in capital                     26,382        26,334
  Retained earnings                              43,728        42,945
  Accumulated other comprehensive loss           (2,093)       (2,996)
  Treasury shares at cost, 328,194 shares
   at December 31, 2006 and 250,694
   shares at December 31, 2005                   (6,092)       (4,649)
                                         --------------- -------------
Total Shareholders' Equity                       68,697        68,406
                                         --------------- -------------
Total Liabilities and Shareholders'
 Equity                                        $851,098      $801,121
                                         =============== =============


                  CONSOLIDATED STATEMENTS OF INCOME

                                          Year Ended December 31,
                                      --------------------------------

                                        2006       2005       2004
                                      ---------- ---------- ----------
                                       (Dollars in thousands except
                                        share and per share amounts)
Interest Income
  Loans                                 $42,800    $38,145    $32,560
  Securities:
   U.S. Government agencies and
    corporations                          5,699      4,487      3,784
   State and political subdivisions         464        439        459
   Other debt and equity securities         202        224        301
  Federal funds sold and short-term
   investments                               77        137        120
                                      ---------- ---------- ----------
Total interest income                    49,242     43,432     37,224
Interest Expense
  Deposits:
   Certificates of deposit, $100 and
    over                                  6,884      3,937      1,448
    Other deposits                       11,261      6,976      5,366
  Federal Home Loan Bank advances         1,585      1,862      2,066
  Short-term borrowings                     905        627        222
                                      ---------- ---------- ----------
Total interest expense                   20,635     13,402      9,102
                                      ---------- ---------- ----------
Net Interest Income                      28,607     30,030     28,122
Provision for Loan Losses                 2,280      1,248      1,748
                                      ---------- ---------- ----------
   Net interest income after provision
    for loan losses                      26,327     28,782     26,374
Noninterest Income
  Investment and trust services           2,079      1,940      2,091
  Deposit service charges                 4,533      4,219      4,187
  Other service charges and fees          1,948      1,895      2,794
  Mortgage banking revenue                    -        959        364
  Income from bank owned life
   insurance                                739        600        632
  Other income                              216        479        592
                                      ---------- ---------- ----------
Total fees and other income               9,515     10,092     10,660
  Securities gains (losses), net             (1)       173       (777)
  Gains on sale of loans                      5        132        181
  Gains (loss) on sale of other
   assets, net                              232        (20)       378
                                      ---------- ---------- ----------
Total noninterest income                  9,751     10,377     10,442
Noninterest Expense
  Salaries and employee benefits         14,894     15,057     12,995
  Furniture and equipment                 2,984      3,001      2,784
  Net occupancy                           1,905      1,830      1,633
  Outside services                        1,609      1,925      1,182
  Marketing and public relations          1,279      1,249      1,047
  Supplies, postage and freight           1,236      1,245      1,208
  Telecommunications                        751      1,167        713
  Ohio Franchise tax                        817        772        729
  Electronic banking expenses               618        542      1,257
  Other expense                           2,892      3,479      2,742
                                      ---------- ---------- ----------
Total noninterest expense                28,985     30,267     26,290
                                      ---------- ---------- ----------
Income before income tax expense          7,093      8,892     10,526
Income tax expense                        1,669      2,479      3,051
                                      ---------- ---------- ----------
Net Income                               $5,424     $6,413     $7,475
                                      ========== ========== ==========
Net Income Per Common Share
  Basic                                   $0.84      $0.97      $1.13
  Diluted                                  0.84       0.97       1.13
  Dividends declared                       0.72       0.72       0.72
Average Common Shares Outstanding
  Basic                               6,461,892  6,612,803  6,631,392
  Diluted                             6,462,094  6,612,852  6,632,324


                          LNB Bancorp, Inc.
                  Supplemental Financial Information
  (Unaudited - Dollars in thousands except Share and Per Share Data)

                          Three Months Ended      Twelve Months Ended
                    --------------------------------------------------
                      31-Dec    30-Sep    31-Dec    31-Dec    31-Dec
                      2006      2006      2005      2006      2005
                    --------------------------------------------------
END OF PERIOD
 BALANCES
  Assets             $851,098  $831,544  $801,121  $851,098  $801,121
  Deposits            717,261   688,488   640,216   717,261   640,216
  Portfolio loans     628,333   607,036   588,425   628,333   588,425
  Allowance for loan
   losses               7,300     6,304     6,622     7,300     6,622
  Shareholders'
   equity              68,697    68,571    68,406    68,697    68,406

AVERAGE BALANCES
Assets:
  Total assets       $801,295  $825,815  $801,045  $819,635  $793,287
  Earning assets      752,410   767,769   750,215   763,899   739,520
  Securities          157,429   164,583   159,073   162,780   154,758
  Portfolio loans     594,980   603,186   591,141   601,119   584,762
Liabilities and
 shareholders'
 equity:
  Total deposits     $673,993  $681,781  $643,592  $679,818  $635,785
  Interest bearing
   deposits           586,507   599,254   557,508   596,041   543,055
  Interest bearing
   liabilities        637,482   668,589   639,113   660,748   624,230
  Total
   shareholders'
   equity              70,001    68,308    69,545    68,735    70,427

INCOME STATEMENT
  Net interest
   income              $6,888    $7,320    $7,671   $28,607   $30,030
  Net interest
   income-FTE (1)       6,977     7,405     7,720    28,876    30,231
  Provision for loan
   losses               1,365       600       150     2,280     1,248
  Noninterest income    2,800     2,453     2,203     9,751    10,377
  Noninterest
   expense              7,306     7,279     7,360    28,985    30,267
  Taxes                    99       475       531     1,669     2,479
----------------------------------------------------------------------
  Net income              918     1,419     1,833     5,424     6,413
----------------------------------------------------------------------
  Total revenue         9,688     9,773     9,874    38,358    40,407

PER SHARE DATA
  Basic net income
   per common share     $0.14     $0.22     $0.28     $0.84     $0.97
  Diluted net income
   per common share      0.14      0.22      0.28      0.84      0.97
  Cash dividends per
   common share          0.18      0.18      0.18      0.72      0.72
  Basic average
   common shares
   outstanding      6,443,673 6,450,086 6,544,706 6,461,892 6,612,803
  Diluted average
   common shares
   outstanding      6,443,684 6,450,235 6,544,819 6,462,094 6,612,852

KEY RATIOS
  Return on average
   assets (2)            0.45%     0.68%     0.91%     0.66%     0.81%
  Return on average
   common equity (2)     5.20%     8.24%    10.46%     7.89%     9.11%
  Efficiency ratio      74.73%    73.84%    74.17%    75.04%    74.53%
  Noninterest
   expense to
   average assets
   (2)                   3.62%     3.50%     3.65%     3.54%     3.82%
  Average equity to
   average assets        8.74%     8.27%     8.68%     8.39%     8.88%
  Net interest
   margin                3.63%     3.78%     4.06%     3.74%     4.06%
  Net interest
   margin (FTE) (1)      3.68%     3.83%     4.08%     3.78%     4.09%

ASSET QUALITY
  Nonperforming
   loans              $12,812    $7,023    $6,494   $12,812    $6,494
  Other real estate
   owned                1,289     1,702       432     1,289       432
  Total
   nonperforming
   assets              14,101     8,725     6,926    14,101     6,926
  Net Charge Offs         369       863     1,418     1,602     2,012
  Total
   nonperforming
   loans to total
   loans                 2.04%     1.16%     1.10%     2.04%     1.10%
  Total
   nonperforming
   assets to total
   assets                1.66%     1.05%     0.86%     1.66%     0.86%
  Net charge-offs to
   average loans (2)     0.25%     0.57%     0.95%     0.27%     0.34%
  Allowance for loan
   losses to total
   loans                 1.16%     1.04%     1.13%     1.16%     1.13%
  Allowance for loan
   losses to
   nonperforming
   loans                56.98%    89.76%   101.97%    56.98%   101.97%


(1) FTE -- fully tax equivalent at 34% tax rate
(2) Annualized


     CONTACT: For LNB Bancorp, Inc.
              W. John Fuller, 216-978-7643